Notice of Blackout Period to Executive Officers and Directors of U.S. Bancorp
October 14, 2010

Federal securities laws require us to issue a notice to you when there are restrictions on participants in the U.S. Bank 401(k) Plan with respect to purchasing, selling or otherwise acquiring or transferring an interest in U.S. Bancorp stock for a period of three or more days. As some of you may know, we are making some changes to our 401(k) Plan with respect to the available investment funds. As a result of these changes, there will be restrictions on your trading U.S. Bancorp common stock from 3:00 p.m. Central time on November 29 through December 12 (the “Blackout Period”). Although this Blackout Period falls during a period in which your trading is already restricted under our trading window policy, we are required to provide you this Blackout Notice in order to comply with federal securities laws.

The changes to our 401(k) Plan involve simplifying and streamlining the investment fund structure to a mixture of passively managed index funds, actively managed funds and target retirement date funds. The primary changes will occur in December and will necessitate a period of time during which participants in the plan will not be able to transfer assets from most funds to other funds, and will not be able to obtain loans, payoff loans, or take distributions (including hardship distributions).

As an executive officer or director of U.S. Bancorp, during the time period that participants are restricted from trading in their 401(k) accounts, you are restricted from trading in U.S. Bancorp common stock. During the Blackout Period, you are prohibited from purchasing, selling or otherwise acquiring or transferring any of the company’s common stock (including exercising company stock options). These prohibitions apply to transactions by members of your immediate family who share your household, as well as by trusts, corporations and other entities whose stock ownership may be attributed to you. The trading prohibition does not apply to certain transactions, such as qualified Rule 10b5-1 trading plan transactions, bona fide gifts, and sales of company stock that was not acquired in connection with your service or employment as a director or officer (which you must be able to prove).

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. If you have any questions regarding this notice please contact Laura Bednarski at 612-303-7815 or by mail at 800 Nicollet Mall, BC-MN-H210, Minneapolis, Minnesota 55402.